PRESS RELEASE


PATAPSCO BANCORP, INC.
For further information contact

      Michael Dee, Senior Vice President
      410-285-9313

                PATAPSCO BANCORP, INC. ANNOUNCES STOCK DIVIDEND,
                 ELECTION OF DIRECTORS and 1st QUARTER EARNINGS

     Baltimore, Md. October 23, 2003 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced earnings of $354,000 or $.63 fully diluted earnings per share for the Company's first quarter ended September 30, 2003 compared to earnings of $341,000 or $.61 fully diluted earnings per share for the comparable period in the prior year. This represented a 3.8% increase in earnings for the period and a 2.8% increase in fully diluted earnings per share.
     The Company's return on average assets and return on average equity were ..85% and 8.89% respectively, for the quarter ended September 30, 2003 on an annualized basis.
     As of September 30, 2003, Patapsco Bancorp, Inc. reported assets of $166.3 million and total stockholders' equity was $15.9 million.
     Attached hereto is a summary of the unaudited financial highlights for the periods.
     The Company also announced at its Annual Meeting that Nicole N. Glaser, J. Thomas Hoffman and Joseph J. Bouffard were each elected by the Company's shareholders to serve 3-year terms as Directors of Patapsco Bancorp, Inc.
     At the same time, the Company announced that it would declare a 10% stock dividend with respect to the Company's outstanding common stock. The dividend shares will be payable on December 12, 2003 to stockholders of record as of November 14, 2003. No fractional shares will be issued nor will cash in lieu of fractional shares be distributed.
     Thomas P. O'Neill, Chairman of the Board of Directors explained that the main objective of the stock dividend is to provide stockholders with a broader trading market for their stock and to increase liquidity.
     Patapsco Bancorp, Inc. is the holding company of The Patapsco Bank, a Maryland chartered commercial bank. At September 30, 2003, before the effect of the stock dividend, the Company had 416,833 shares of common stock issued and outstanding. The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk at 1301 Merritt Blvd., in Parkville at 8705 Harford Road and in Carney at 1844 East Joppa Road.

FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subsidiary

--------------------------------------------------------------------------------

                                                At or For the Three Months Ended
                                                             30-Sep
                                                --------------------------------
(Dollars in thousands, except per share data)(1)        2003 (2)       2002
--------------------------------------------------------------------------------

OPERATING RESULTS:
Interest income                                         $2,577        $2,728
Interest expense                                           959         1,063
                                                        ------        ------
Net interest income                                      1,618         1,665
Provision for loan losses                                   42           120
                                                        ------        ------
Net interest income after provision
   for loan losses                                       1,576         1,545
Gain on Sale of Loans                                       10            --
Gain on Sale of Investment Securities                        0            13
Gain (Loss) on Sale of REO                                   0            (3)
Other Noninterest income                                   108           116
Noninterest expense                                      1,130         1,125
Provision (benefit) for income taxes                       210           205
                                                        ------        ------
Net income                                              $  354        $  341
                                                        ======        ======

Net income per share, diluted                            $0.63         $0.61
Net income per share, basic                              $0.74         $0.72

PER SHARE DATA: (End of Period)
Book Value per Common share                             $32.26        $33.75
Tangible Book value per share                           $27.78        $27.39
Period End Common Stock Price                           $34.00        $29.25
Stock Price as a percentage of tangible book
 value                                                  122.39%       106.79%

PERFORMANCE RATIOS:   (3)
Return on average assets                                  0.85%         0.88%
Return on average equity                                  8.89%         9.06%
Net interest margin                                       4.11%         4.48%
Net interest spread                                       3.81%         4.15%
-------------------
(1) Per share amounts have been adjusted for stock dividends.
(2) September 2003 figures are unaudited
(3) Amounts for the three month periods ended September 30, 2003 and 2002 are annualized.



                                                  ---------------------------
                                                              At
                                                  ---------------------------
                                                    September 30,    June 30
                                                        2003           2003
                                                  ---------------------------
BALANCES
Net Loans                                             $109,203      $113,252
Total Assets                                          $166,339      $157,805
Deposits                                              $118,988      $119,655
Borrowings                                             $30,190       $20,174
Stockholders' Equity                                   $15,909       $15,905

CAPITAL  & CREDIT QUALITY RATIOS
Stockholders' equity to total assets                     9.56%        10.08%
Allowance for loan losses to total loans                 1.05%         1.00%
Nonperforming assets to total assets                     0.25%         0.22%